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                                                                      Exhibit 16

July 3, 2002

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


         Re:  Sontra Medical Corporation

We have read the statements that we understand Sontra Medical Corporation will include under Item 4 of the Form 8-K report it will file regarding the recent change of auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.

Yours truly,


/s/ Schechter, Dokken, Kanter, Andrews & Selcer Ltd.




cc:   Mr. Thomas Davison
      Chief Executive Officer
      Sontra Medical Corporation